Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 14, 2013

Board of Directors
Robertson Global Health Solutions Corporation
Saginaw, Michigan

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Robertson Global Health Solutions Corporation of our report dated January 14, 2013, relating to the financial statements of Robertson Global Health Solutions Corporation as of and for the years ending September 30, 2012 and 2011 and for the period from April 11, 2005 (date of inception) to September 30, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan